UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 17, 2009

Farmers National Banc Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	0-12055	34-1371693
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio		44406-0555
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	330-533-3341

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Executive Incentive Plan

The following is a description of the 2009 Executive Incentive Plan that was adopted by the board of directors (the "Board") of the Farmers National Banc Corp. (the "Bank") on August 11, 2009 and approved by the Compensation Committee. The Bank has not adopted a formal written plan. The 2009 Executive Incentive Compensation Plan (the "Plan") is in effect for the calendar year 2009.

This plan authorizes the Compensation Committee to pay Plan-based cash incentive awards to executive officers if the Bank achieves specific financial goals or if the individual participant under the Plan performs in certain categories to a level deemed by the Compensation Committee to be acceptable for the cash incentive awarded in such category for calendar year 2009. A participant’s right to payment under the Plan is contingent upon the achievement of pre-established performance goals relating to four objective performance criteria established by the Compensation Committee for the performance period of the award. The Plan is open to the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. Each participant under the Plan is eligible to receive a cash incentive bonus of up to 35% of his yearly base salary.

The first benchmark of the Plan is based on the Bank achieving its target net income for the fiscal year. For 2009, the target net income for the Bank was set at $7.654 million. This amount is based upon internal budget goals as set forth in the Corporation’s internal business plan. This factor has a weight of 30% of the overall incentive payment for each of the Plan’s participants. If the minimum target is not attained, no allocation of this benchmark is paid.

The second benchmark of the Plan for the Chief Executive Officer and the Chief Financial Officer is based on the Bank achieving its targeted Earnings per Share of $0.58. This amount is based upon internal budget goals as set forth in the Corporation’s internal business plan. This factor has a weight of 30% of the overall incentive payment for each of the Plan’s participants. The second benchmark for the Chief Operating Officer is based on the Bank achieving year over year loan growth of 5%, deposit growth of 3%, and gross income of $830,000 generated from Farmers National Investments, a retail wealth management and brokerage department and Farmers Insurance Agency LLC, a wholly owned subsidiary of the Bank and Trust net income of $474,000 (excluding amortization expenses). Each of these three components for the Chief Operating Officer has a weight of 10%. If the minimum target is not attained, no allocation of this benchmark is paid.

The third benchmark of the Plan is based on the participant’s leadership and communication skills, both internally within the Bank and externally within the community. Each participant will be evaluated by the Compensation Committee on a subjective basis and given an overall score. This factor has a weight of 20% of the overall Plan. Each participant under the Plan will receive his proportionate amount of the 20% allocation based on the score given to him by the Compensation Committee.

The fourth benchmark of the Plan is based on the participants development and implementation of strategic initiatives set forth by the Bank throughout the year. Each participant will be evaluated by the Compensation Committee on a subjective basis and given an overall score. This factor has a weight of 20% of the overall Plan. Each participant under the Plan will receive his proportionate amount of the 20% based on the score given to him by the Compensation Committee.

The Compensation Committee may increase, reduce, or eliminate individual performance targets or other factors in the Plan as it deems appropriate based on the economic climate or any other factors it deems appropriate. The Compensation Committee must certify each payment under the Plan before it is paid.

Based on the participant’s current base salaries, the maximum compensation available under the Plan that would be available to participants if 100% of the benchmarks were reached is $211,540. The maximum compensation available under the Plan to the Chief Executive Officer is $83,510, the Chief Operating Officer is $78,750 and the Chief Financial Officer is $49,280. In no event shall a participant’s actual bonus payment under the Plan exceed 35% of such participant’s base salary.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

August 17, 2009	By:	Frank L. Paden

Name: Frank L. Paden
Title: President and Secretary